==================================================================================

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
January 6, 2003

MEDINEX SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation)

000-26337	82-0514605
(Commission File No.)	(IRS Employer ID)

804 North Lincoln #2
Post Falls, Idaho 83854
 (Address of principal executive offices and Zip Code)

(208) 773-4865
 (Registrant's telephone number, including area code)

==================================================================================

ITEM 5. Other Events and Regulation FD Disclosure

As previously reported, on November 27, 2002, Medinex Systems, Inc. (the "Company") filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Idaho (the "Bankruptcy Court") (Case No. 02-21797 ). The Company manages, and will continue to manage, its property and operate its business as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

On December 11, 2002, the Bankruptcy Court considered the Company's emergency motions seeking:

*	Authorization for the payment of pre-petition wages
*	Authorization for use of cash collateral on an interim basis
*	Authorization for interim emergency financing
*	Authorization to pay certain critical pre-petition trade vendors.

After hearing, the court granted the Company's motions.

The Bankruptcy Court authorized interim emergency financing of up to $145,000 by the C. R. and Donna L. Weaver Trust dated November 16, 1989. C. R. and Donna L. Weaver are sole trustees of the Weaver Trust. Donna L. Weaver is a director of the Company. Financing is at the rate of six percent (6%) per annum, with interest only payments through March 31, 2003, the Maturity Date of the loan. The Lender may extend the Maturity Date of the loan. The loan is secured by all of the assets of the Company.

A final hearing on all emergency motions is set for January 22, 2003 at 2:00 p.m.

On December 10, 2002, John Haehl Ph.D. was appointed by the Board of Directors to fill the unexpired term of Robert Gober Ph.D. who resigned as a member of the Board of Directors on November 13, 2002. Dr. Gober did not resign because of a disagreement with the Company on any matter relating to the Company's operations, policies or practices. Dr. Gober resigned because serving on this Board placed serious time constraints on his practice.

Since July 1995, Dr. Haehl has been a tenured Professor of Management and the Coordinator of Business Programs at the Coeur d'Alene Center of Lewis-Clark State College. Dr. Haehl has over 35 years of business operations and academic experience. His business experience includes positions with Xerox Corporation, Canon Business Machines, Kaypro Corporation and as the President of Carlson Haehl, later XOC Devices, a computer processor firm he co-founded in 1985. Dr. Haehl's prior academic experience in teaching, research and administration includes positions at California State University, Fullerton, Mendocino College and Sonoma State University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED:   December 30, 2002

MEDINEX SYSTEMS, INC.
BY: /s/ Colin Christie
Colin Christie, President and Chief Executive Officer